UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 15, 2010

STAAR Surgical Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11634 (Commission File Number)	95-3797439 (I.R.S. Employer Identification No.)

1911 Walker Ave, Monrovia, California (Address of principal executive offices)		91016 (Zip Code)

Registrant’s telephone number, including area code:                                                                                                           626-303-7902

                                    Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e) Compensatory Arrangements of Certain Officers

On December 15, 2010, the Board of Directors of STAAR Surgical Company (the “Board”), acting on the recommendation of the Compensation Committee of the Board (the “Committee”), granted stock options to a number of executives pursuant to the STAAR Surgical Company Amended and Restated 2003 Omnibus Equity Incentive Plan (the “2003 Omnibus Plan”).

The Company granted the stock options  to provide incentives for the rentention of senior executives and to promote mutuality of interest between senior staff and stockholders to increase stockholder value over the long term.  The Committee and the Board determined to issue the grants following an assessment of the unvested equity positions of senior executive officers and competition for talent in STAAR’s industry.  The grants to the Chief Executive Officer, Chief Financial Officer and other named executive officers are as follows:

Name and Title	Shares Subject to Option
Barry Caldwell President and CEO	50,000
Deborah Andrews Vice President and CFO	25,000
Hans Blickensdoerfer President of Europe, Middle East and Africa	25,000

An additional 125,000 shares subject to option were awarded to five other key executives.  All of the options have an exercise price of $5.68 per share, which was the closing price of STAAR’s common stock on The Nasdaq Stock Market on the date of grant.  The options will vest in three equal installments on each of the first three anniversaries of grant, and expire on December 14, 2020.  STAAR will enter into an Option Agreement with each of the grantees in the standard form appended to the 2003 Omnibus Plan.

December 17, 2010	STAAR Surgical Company By: /s/ Barry G. Caldwell Barry G. Caldwell President and Chief Executive Officer